Exhibit 99.1

CIGMA METALS CORPORATION

NEWS RELEASE 02-2008	May 26, 2008

Trading Symbol:
Pink Sheets “CGMX”
Frankfurt C9KA.F

NEWS RELEASE

Cigma Metals Corporation exploration update for the work completed to date on the Dostyk Project in North Eastern Kazakhstan

Almaty, Kazakhstan – May 26, 2008 - Cigma Metals Corporation (the “Company”, “Cigma”) is pleased to provide an exploration update for the work completed to date on the Dostyk Project in North Eastern Kazakhstan.

Three diamond drill rigs have been operating on Dostyk licence initially focussing on the Berezky East and Quartzite Gorka targets. The Company has also completed 3 Diamond Drill Holes on the Karagandy-Ozek target area and has started drilling on the Almandai target. Already the first drill hole has intersected significant mineralisation.

Cigma holds a total of thirteen target areas within the Dostyk exploration license. Eight of the target areas marked in Red on the map below, Cigma is holding in trust, a 19% participatory interest for Augustus Minerals Limited and is awaiting approval for the transfer from the Kazakhstan authorities.  The Company has been exploring all the target areas for base and precious metals.

Highlights

•	The Company was originally granted a 2 year extension to the license covering 8 target areas (marked in red).

•
The Company applied for and was granted a 2 year extension to the license covering 5 additional target areas, which the Company has selected based on available data and detailed analysis. The remaining area was then returned to the government.

•	During 2008, a total of 4387m of drilling has been completed on the Berezki East Target, the Quartzite Hill target and the Karangandy Target.

•	DDH Bz14 showed 136m @ 0.9g/t gold from 33m including 52m at 2.1g/t gold and 0.2% copper from 58 meter

•
The first drill hole on the Almandai target intersected strong sulphide mineralisation below 10m of overburden to 65m, continuing at depth. Drilling continues on this target. The Company expects to receive the assay results soon.

Berezki East Target

During 2008 the Company has completed 7 Diamond Drill holes for a total of 2303 meters. The assays have been received for all holes except DDH Bz16.

The North-East flank of the mineralised zone has been intersected by three Diamond Drill Holes. In Diamond Drill Holes Bz12 and Bz13 gold grade ranges from 0.1 to 0.7g/t on widths from 5 to 70 meters. Significant intersections include, DDH Bz14 136m @ 0.9g/t gold from 33m including 52m at 2.1g/t gold and 0.2% copper from 58 meters.

The mineralised zone remains open along depth and strike.

Quartzite Gorka Target

During 2008 the Company has completed 5 Diamond Drill Holes for a total of 1459 meters.  The Company is waiting for the assay results.

Schematic map of the prospective areas
Dostyk LTD
0 10 20 30 40км
Pavlodar region
Pavlodar
Aksu
Kalkaman
Akmolinsk region
Vost. Kazakhstan region
Karaganda region
Ekibastuz
Shiderty
Quartzite Gorka
Karagandyozek
Beryezki Central
Beryezki East
Aimandai
Stepnoye
Beskauga
Centralnoye
Maikaiyn
Kurgopa
Syirbai
Annino+Nikolaevo
Ushtagan
J.Akshiman
Ugolnoe
Legend:
Borders of regions and districts
Railways
Sealed road
Unsealed road
Areas returned to State in 2000
Areas to be returned to State in 2008
Curriient JV areas
Beskauga
Cigma areas
Syirbai
74°
75°
76°
77°
52°
51°

Almandai Target

Following up a previously delineated soil anomaly, the Company intersected sulphide mineralization in the first hole. The Company intends to follow up drilling and to test the subsurface potential of this soil anomaly.

Cigma Metals Corporation is a mineral exploration company focusing on the exploration and development of its two mineral exploration properties in the Tomsk Oblast region of Siberia, Russia, and its exploration property located in the Dostyk region of Kazakhstan.  All the project areas were selected due to their proximity to a well-developed infrastructure, known mineral occurrences and from historical records of gold and base metals production.  The Company’s stock is quoted for trading in the United States of America on the OTC Pink Sheets under the symbol “CGMX.PK”, and under the symbol “C9KA.F” on the Frankfurt Exchange, in Germany.

For Further information, please call Lars Pearl

Phone:	+41 7887-96966
Address:	18, 80 Furmanova Str, Almaty, Republic of Kazakhstan
Telephone:	Almaty Office +7 327 2611 026
Website:	www.cigmametals.com

ON BEHALF OF THE BOARD

“Lars Pearl”
Lars Pearl
President, CEO and Director

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains statements that plan for or anticipate the future, called "forward-looking statements." In some cases, you can identify forward looking statements by terminology such as "may," "will," “should,” “could,” “expects,” "plans,"  "intends," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of those terms and other comparable terminology.

These forward-looking statements appear in a number of places in this press release and include, but are not limited to, statements about: our market opportunity; revenue generation; our strategies; competition; expected activities and expenditures as we pursue our business plan; the adequacy of our available cash resources; our ability to acquire properties on commercially viable terms; challenges to our title to our properties; operating or technical difficulties in connection with our exploration and development activities; currency fluctuations; fluctuating market prices for precious and base medals; the speculative nature of precious and base medals exploration and development activities; environmental risks and hazards; governmental regulations; and conduct of operations in politically and economically less developed areas of the world.

Many of these contingencies and uncertainties can affect our actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, us.  Forward-looking statements are not guarantees of future performance.  These cautionary statements qualify all of the forward-looking statements made in this press release.  Specific reference is made to our most recent annual report on Form 10KSB and other filings made by us with the United States Securities and Exchange Commission for more detailed discussions of the contingencies and uncertainties enumerated above and the factors underlying the forward-looking statements. These reports and filings may be inspected and copied at the Public Reference Room maintained by the U.S. Securities & Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about operation of the Public Reference Room by calling the U.S. Securities & Exchange Commission at 1-800-SEC-0330.  The U.S. Securities & Exchange Commission also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the U.S.  Securities & Exchange Commission at http://www.sec.gov.

We disclaim any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except to the extent required by applicable laws.

This press release is for informational purposes only and is not and should not be construed as an offer to solicit, buy, or sell any security.